Time Inc.
Substitute Power of Attorney

Under the terms of Powers of Attorney (each, a "Power of Attorney") previously filed with the U.S. Securities and Exchange Commission, the undersigned was appointed an attorney-in-fact for the following individuals to, among other things, execute for and on behalf of the following individuals any Forms 3, 4 and 5 or any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder:

Richard Battista
Susana D'Emic
Leslie D. Doty
David B. Elders
Gregory Giangrande
Lauren Ezrol Klein
Erik I. Moreno
Alan S. Murray
Galiya Tleuova
Jennifer L. Wong
David A. Bell
John M. Fahey, Jr.
Manuel A. Fernandez
Dennis J. FitzSimons
Betsy D. Holden
Kay Koplovitz
Joseph A. Ripp
Ronald S. Rolfe
Sir Howard Stringer
Michael Zeisser

In accordance with the authority granted under each Power of Attorney, including the power of substitution, the undersigned hereby appoints each of Annette Boglev and Monika Roth as substitute attorneys-in-fact, on behalf of the individuals listed above, with the power to exercise and execute all of the powers granted or conferred in the original Power of Attorney.
This Substitute Power of Attorney shall not revoke the powers granted to the undersigned in any Power of Attorney.

This Substitute Power of Attorney shall remain in full force and effect until the underlying Power of Attorney is revoked or terminated, unless earlier revoked by the undersigned in a signed writing.

Date: April 18, 2017

By: /s/ Lauren Ezrol Klein
Name: Lauren Ezrol Klein
Title: Attorney-in-Fact